                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       PUERTO RICAN CEMENT COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       PUERTO RICAN CEMENT COMPANY, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 1995
                             ---------------------

     The annual meeting of stockholders of Puerto Rican Cement Company, Inc. (the "Company") will be held at the office of the Company, Amelia Industrial Park, Guaynabo, Puerto Rico, on Wednesday, May 3, 1995 at 10:00 a.m. Atlantic Standard Time for the following purposes:

     1. The election of six Class II directors for a term of three years and until election and qualification of their successors.

     2. The transaction of such other business as may lawfully come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 17, 1995 will be entitled to vote at the meeting.

     It is important that your stock be represented at the meeting. If you do not expect to be present, you are urged to date, sign and mail promptly the enclosed proxy. For your convenience, we enclose a self-addressed envelope to which no postage need be affixed if mailed in the United States or Puerto Rico.

     The Company's executive office is located in Guaynabo, Puerto Rico. Its mailing address is P.O. Box 364487, San Juan, Puerto Rico 00936-4487. It is anticipated that the proxy material will be mailed to stockholders on or about March 31, 1995.

                                           By Order of the Board of Directors

                                           Jose O. Torres
                                           Secretary

Guaynabo, Puerto Rico
March 31, 1995

                       PUERTO RICAN CEMENT COMPANY, INC.
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 3, 1995

     The enclosed proxy is being solicited by the Board of Directors of the Company for the annual meeting of stockholders to be held on May 3, 1995. This proxy statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to stockholders beginning on or about March 31, 1995. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone or other means by the Company's regular employees. If the proxy is executed and returned in time for voting, the shares represented thereby will be voted. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted. If revocation is made by mail, it should be sent to Jose O. Torres, Secretary, Puerto Rican Cement Company, Inc., P.O. Box 364487, San Juan, Puerto Rico 00936-4487.

     The cost of solicitation will be paid by the Company. The Company has retained the services of Georgeson & Co., Inc., New York, New York, to assist in the solicitation of proxies at a cost of $6,000.00. Brokers, nominees and other similar record holders will be requested to forward proxies and proxy materials to the beneficial owners of the shares and will be reimbursed by the Company for their expenses.

                               VOTING SECURITIES

     As of March 17, 1995, the Company had outstanding 5,494,200 shares (exclusive of 505,800 treasury shares) of Common Stock, par value $1 per share. Each outstanding share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on March 17, 1995 will be entitled to vote at the meeting. For information regarding principal holders of the Company's Common Stock, see "Information about Nominees, Directors and Principal Stockholders" below.

                             ELECTION OF DIRECTORS

     The current Class I directors are Carlos J. Suarez, Hector Puig Ramirez, Oscar A. Blasini, Miguel A. Nazario, Hector del Valle and Mariano J. Mier. The current Class II directors are Rosario J. Ferre, Esteban D. Bird, Federico F. Sanchez, Jorge L. Fuentes, Juan A. Albors and Federico M. Stubbe. The current Class III directors are Antonio Luis Ferre, Alberto M. Paracchini, Jose J. Suarez, Wallace Gonzalez Oliver, Emilio J. Venegas and Antonio Luis Ferre Rangel. Each class serves a three-year term, which terms are currently to expire on the date of the respective annual meetings as follows: Class I, 1997; Class II, 1995; and Class III, 1996. Subsequent to his appointment as a Federal Judge, Mr. Salvador Casellas resigned as a Class I director at the Board meeting held in October 1994. The Board, at a meeting held in November 1994, named Mr. Miguel
A. Nazario to the Class I position left vacant by Mr. Casellas.

     It is anticipated that the proxy will be voted for the individual nominees for Class II directors named below, unless authority is withheld to vote for all or any of such individuals as indicated on the proxy card. The names of the nominees for Class II directors are: Rosario J. Ferre, Esteban D. Bird, Federico
F. Sanchez, Jorge L. Fuentes, Juan A. Albors and Federico M. Stubbe. All are directors at the present time.

     Pursuant to the Company's By-laws, the election of any director requires an affirmative vote of a majority of the votes of the Company's Common Stock represented at the annual meeting in person or by proxy and entitled to vote on that proposal. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of quorum. Abstentions, however, will constitute a vote "against" any proposal. The election inspectors will treat "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and with respect to which the broker or nominee does not have discretionary power to vote on a particular matter) as if the broker never voted. If no directive is given, with respect to each proposal, the proxy will be tallied as a vote "for" management.

     Each Class II director elected at this meeting shall serve from the time of election and qualification until the third annual meeting following election and until a successor shall have been elected and shall have qualified. If any nominee is unable to serve as a director, an event which the Company does not now anticipate, the proxy will be voted for a substitute nominee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF
                  THE CLASS II DIRECTOR NOMINEES NAMED ABOVE.

        INFORMATION ABOUT NOMINEES, DIRECTORS AND PRINCIPAL STOCKHOLDERS

                                                                                      NUMBER OF SHARES
                                                                                     AND PERCENTAGE OF
                                                                                     OUTSTANDING SHARES
                                                                         SERVED AS    OF COMMON STOCK
                                         PRINCIPAL OCCUPATION            DIRECTOR    OWNED BENEFICIALLY
          NAME            AGE           FOR THE LAST FIVE YEARS          SINCE(A)    AT MARCH 17, 1995
------------------------  ----  ---------------------------------------  ---------   ------------------
                                CLASS I DIRECTORS
Carlos J. Suarez           70   Chairman of the Board and Chief            1980               390(b)
                                  Executive Officer of the Company from
                                  1985 to December 1994 and President
                                  from 1983 to 1987.
Hector Puig Ramirez        56   President of Ferreterias Puig, Inc.        1979                None
                                  (distributors of construction
                                  materials) since 1961; President of
                                  Livio Puig Inc. (real estate company)
                                  and President of Puig Rental Inc.
                                  (construction equipment and tool
                                  leasing company) since 1961.
Oscar A. Blasini           58   President of G.B. Investments, Inc.        1975               300(b)
                                  (real estate development and
                                  investment company) since 1981.

                                                                                      NUMBER OF SHARES
                                                                                     AND PERCENTAGE OF
                                                                                     OUTSTANDING SHARES
                                                                         SERVED AS    OF COMMON STOCK
                                         PRINCIPAL OCCUPATION            DIRECTOR    OWNED BENEFICIALLY
          NAME            AGE           FOR THE LAST FIVE YEARS          SINCE(A)    AT MARCH 17, 1995
------------------------  ----  ---------------------------------------  ---------   ------------------
Miguel A. Nazario          47   President and Chief Executive Officer      1994                None
                                  of the Company since January 1, 1995
                                  and Vice President from August 1994
                                  through December 1994; Manager for
                                  Worldwide Manufacturing of Digital
                                  Equipment Corp. (computer company)
                                  from 1993 to 1994; Manager for U.S.
                                  and Latin American Operations of
                                  Digital Equipment Corp. from 1992 to
                                  1993; President and General Manager
                                  of Puerto Rican Operations of Digital
                                  Equipment Corp. from 1987 to 1992.
Hector del Valle           57   Vice Chairman of the Board of the          1987                None
                                  Company since January 1, 1995,
                                  President from 1988 to December 1994,
                                  and Senior Vice President -- Finance
                                  and Secretary from 1983 to 1987.
Mariano J. Mier*           54   President of Mier Group Inc.               1988                None
                                  (commercial business and consultants)
                                  and Dean of Business Administration
                                  at Universidad Metropolitana since
                                  July 1993; Professor at Fundacion Ana
                                  G. Mendez and Universidad
                                  Metropolitana (four year colleges)
                                  from 1993 to 1994; Director of York
                                  College from June 1992 to June 1993;
                                  Chairman of the Board and Director of
                                  First Continental Corp. (NASD broker
                                  dealer), First Continental Holding
                                  Corp. (holding company) and Athena
                                  Capital Management Corp. from January
                                  1990 to December 1992; President from
                                  1982 to 1990 and Director and
                                  Chairman of the Board from 1988 to
                                  1990 of First Federal Savings Bank
                                  (commercial savings institution).
                                    CLASS II DIRECTORS AND NOMINEES
Rosario J. Ferre           56   Second Vice President since 1983 and       1992            32,688(c)
                                  Director since 1960 of Luis A. Ferre                       (0.59%)
                                  Foundation, Inc. (non-profit
                                  foundation) (an adult daughter of
                                  Luis A. Ferre and sister of Antonio
                                  Luis Ferre).

                                                                                      NUMBER OF SHARES
                                                                                     AND PERCENTAGE OF
                                                                                     OUTSTANDING SHARES
                                                                         SERVED AS    OF COMMON STOCK
                                         PRINCIPAL OCCUPATION            DIRECTOR    OWNED BENEFICIALLY
          NAME            AGE           FOR THE LAST FIVE YEARS          SINCE(A)    AT MARCH 17, 1995
------------------------  ----  ---------------------------------------  ---------   ------------------
Esteban D. Bird            63   President of Bird Construction Company     1973                None
                                  (general contractors) since 1964;
                                  Director of BanPonce Corporation
                                  (bank holding company) and of Banco
                                  de Ponce (commercial bank) from 1989
                                  to 1990; Director of Banco Popular de
                                  Puerto Rico (commercial bank) since
                                  1991.
Federico F. Sanchez        53   President of Federico F. Sanchez and       1982               366(b)
                                  Company, Inc. since 1977; President
                                  of Interlink Group Inc. (real estate
                                  consultants, brokers and developers)
                                  since 1986.
Jorge L. Fuentes           46   Chairman of the Board and Chief            1984                None
                                  Executive Officer of Gabriel Fuentes,
                                  Jr. Construction Company, Inc.
                                  (general contractors) since 1986;
                                  Chairman of the Board, Chief
                                  Executive Officer and Director of
                                  Fuentes Concrete Pile Inc.
                                  (manufacturers of concrete pile
                                  foundations) since 1986; Director of
                                  the Bank and Trust of Puerto Rico
                                  (commercial bank and trust) since
                                  1988.
Juan A. Albors             58   Chairman and Chief Executive Officer of    1986             2,100(b)
                                  Albors Housing Development
                                  Corporation (real estate developers
                                  and investors) since 1977; Director
                                  of BanPonce Corporation (bank holding
                                  company) and Banco de Ponce
                                  (commercial bank) from 1984 to 1990;
                                  Director of Banco Popular de Puerto
                                  Rico (commercial bank) since 1990;
                                  member from 1985 to 1993 and Chairman
                                  from 1989 to 1993 of the Board of
                                  Governors of the Puerto Rico Maritime
                                  Shipping Authority.
Federico M. Stubbe         46   President of Comunidades Fermaral Inc.     1993                None
                                  (residential real estate developers)
                                  since 1987.

                                                                                      NUMBER OF SHARES
                                                                                     AND PERCENTAGE OF
                                                                                     OUTSTANDING SHARES
                                                                         SERVED AS    OF COMMON STOCK
                                         PRINCIPAL OCCUPATION            DIRECTOR    OWNED BENEFICIALLY
          NAME            AGE           FOR THE LAST FIVE YEARS          SINCE(A)    AT MARCH 17, 1995
------------------------  ----  ---------------------------------------  ---------   ------------------
                                          CLASS III DIRECTORS
Antonio Luis Ferre         61   Chairman of the Board of the Company       1959           480,136(d)
                                  since January 1, 1995, Vice Chairman                       (8.73%)
                                  from 1985 through December 1994 and
                                  Chairman from 1980 through 1985;
                                  President of El Dia, Inc. (newspaper
                                  publishing company) since 1969;
                                  Director of Metropolitan Life
                                  Insurance Company of New York
                                  (insurance company) since 1987;
                                  Director and Vice Chairman of
                                  BanPonce Corporation (bank holding
                                  company) since 1984 and Banco de
                                  Ponce (commercial bank) from 1959 to
                                  1990; Director and Vice Chairman of
                                  Banco Popular de Puerto Rico
                                  (commercial bank) since 1991;
                                  Director of Pueblo Extra Supermarket
                                  (food retailer) since 1993 (father of
                                  Antonio Luis Ferre Rangel, adult son
                                  of Luis A. Ferre and brother of
                                  Rosario J. Ferre).
Alberto M. Paracchini      62   Vice Chairman of the Board of the          1968                None
                                  Company and Director since 1968;
                                  Chairman of the Board and Chief
                                  Executive Officer from 1983 to 1990
                                  and President from 1980 to 1990 of
                                  Banco de Ponce (commercial bank);
                                  President from 1984 to 1990 and
                                  Director and Chairman of the Board
                                  from 1985 to 1993 of BanPonce
                                  Corporation (bank holding company);
                                  Chairman of the Board from 1986 to
                                  1993 of Vehicle Equipment Leasing
                                  Corporation (automobile leasing
                                  company); Director since 1991 and
                                  Chairman of the Board from 1991 to
                                  1993 of Banco Popular de Puerto Rico
                                  (commercial bank), Popular Leasing &
                                  Rental, Inc. and Popular Consumer
                                  Services, Inc; Director of HDA
                                  Management Corporation since December
                                  1993, Equus Management Co. since
                                  August 1994 and Venture Capital Fund
                                  since March 1994.

                                                                                      NUMBER OF SHARES
                                                                                     AND PERCENTAGE OF
                                                                                     OUTSTANDING SHARES
                                                                         SERVED AS    OF COMMON STOCK
                                         PRINCIPAL OCCUPATION            DIRECTOR    OWNED BENEFICIALLY
          NAME            AGE           FOR THE LAST FIVE YEARS          SINCE(A)    AT MARCH 17, 1995
------------------------  ----  ---------------------------------------  ---------   ------------------
Wallace Gonzalez Oliver    69   Attorney at Law and Partner in the law     1975               600(b)
                                  firm of Gonzalez Oliver, Correa
                                  Calzada, Collazo, Salazar, Herrero &
                                  Jimenez since July 1991; President of
                                  Las Americas Trust Company
                                  (commercial bank) from 1985 to 1991.
Emilio J. Venegas          67   President of Sanson Corporation (rock      1977            33,000
                                  and concrete products) since 1983;                         (0.6%)
                                  Secretary of Venegas Construction
                                  Corporation (general contractors)
                                  since 1989; Director of BanPonce
                                  Corporation (bank holding company)
                                  since 1984 and Banco de Ponce
                                  (commercial bank) from 1973 to 1990.
Jose J. Suarez             59   Executive Vice President in Charge of      1989              None
                                  Operations of the Company since 1988,
                                  Senior Vice President -- Operations
                                  from 1983 to 1987; Director of Scotia
                                  Bank de Puerto Rico (commercial bank)
                                  since February 1992.
Antonio Luis Ferre         28   Vice President -- Strategic Planning of    1993            21,742(d)
  Rangel                          the Company since 1994 and Assistant                      (0.39%)
                                  Plant Manager of the Company from
                                  1992 to 1994 (an adult son of Antonio
                                  Luis Ferre).
All Directors and Executive
  Officers as a Group
  (19 persons in total
  including those listed
  above)                                                                                  571,382(e)

---------------

(a) Dates refer to periods served as a director of either the Company or Ponce Cement Corporation, which was merged into the Company on March 14, 1963.
(b) Number of shares set forth represents in each case less than 0.10% of the outstanding shares of Common Stock.
(c) 32,688 shares (0.59%) of the Company's Common Stock are held as follows: (1) direct ownership by Rosario J. Ferre, director of the Company, of 2,688 shares (0.04%) of the Company's Common Stock; and (2) through her 100% ownership of R.F.T. Investment Corp., a Puerto Rico corporation which owns of record 30,000 shares (0.55%) of the Company's Common Stock. In addition, Rosario J. Ferre shares voting and investment power regarding 537,174 shares (9.78%) of the Company's Common Stock held of record by South Management Corporation, which corporation is wholly owned by Papelera Nacional, Inc., a Puerto Rico corporation, which in turn is wholly owned by Sanber Investments S.A. Rosario J. Ferre has a 12.5% ownership interest in Sanber Investments S.A. and shares voting and investment power with Mr. Luis A. Ferre and Mr. Antonio Luis Ferre as a result of a contract arrangement dated April 21, 1989 granting said powers to the Board of Directors of South Management Corporation of which Mrs. Ferre is a member. (See also final footnote on page 9.)
(d) 276,804 shares (5.04%) of the outstanding Common Stock are held by Ferre Investment Fund, Inc., a Puerto Rico corporation wholly owned by Antonio Luis Ferre, a director of the Company since 1959, and his family. Out of this total, Antonio Luis Ferre Rangel, adult son of Antonio Luis Ferre, claims beneficial ownership of 8,237.7 shares (0.15%), Antonio Luis Ferre retains sole voting power with respect to the total shares owned by Ferre Investment Fund, Inc. and claims beneficial ownership of 268,566.3 shares (4.88%). 225,074 shares (4.10%) of the outstanding Common Stock are held by El Dia, Inc., a Puerto Rico corporation, which is 84.6% owned by Antonio Luis Ferre and his family. Out of this total, Antonio Luis Ferre Rangel, adult son of Antonio Luis Ferre, claims beneficial ownership of 13,504.82 shares (0.24%), Antonio Luis Ferre retains shared voting power with respect to 84.6% of the total shares owned by El Dia, Inc. and claims beneficial ownership of 211,569.18 shares (3.85%). In addition, Antonio Luis Ferre shares voting and investment power regarding 537,174 shares (9.78%) of the Company's outstanding Common Stock held of record by South Management Corporation, which corporation is wholly owned by Papelera Nacional, Inc., a Puerto Rico corporation, which in turn is wholly owned by Sanber Investments S.A. Antonio Luis Ferre has a 12.5% ownership interest in Sanber Investments S.A. and shares voting and investment power with Mr. Luis A. Ferre and Mrs. Rosario J. Ferre as a result of a contract arrangement dated April 21, 1989 granting said powers to the Board of Directors of South Management Corporation of which Mr. Ferre is a member. (See also final footnote on page 9.)
(e) All of the directors and executive officers of the Company as a group, including officers not listed, own 571,382 shares (10.39%) of the Company's Common Stock and, as described above, Antonio Luis Ferre and Rosario J. Ferre share voting power and investment power regarding 537,174 shares (9.78%) of the Company's Common Stock held of record by South Management Corp.

  * In a settlement, without admitting to any violation, Mr. Mier agreed to a Consent Decree dated June 17, 1992 with the Office of the Thrift Supervision of the U.S. Department of the Treasury prohibiting him from holding any office or participating in the conduct of First Federal Savings Bank and the institutions and agencies specified in Sections 8(e) (7) and 8(b) (8) of the Federal Deposit Insurance Act. Under the order, Mr. Mier was required to make restitution of the amount of $90,000 for the benefit of the bank and pay $10,000 in civil penalties.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     In addition to the directors listed above who beneficially own more than 5% of the outstanding shares of the Company's Common Stock, the following persons beneficially own 5% or more of the outstanding shares of Common Stock.

                                  NUMBER OF SHARES AND      PERCENT OF
                                  BENEFICIAL OWNERSHIP      OUTSTANDING
      NAME AND ADDRESS            AS OF MARCH 17, 1995        SHARES
-----------------------------     ---------------------     -----------
Luis A. Ferre
G.P.O. Box 6108
San Juan, Puerto Rico 00936                     (a)*                (a)*
Herman Ferre, Jr.
Hato Rey Tower
Floor 18 Suite 1804
Ave. Munoz Rivera 268
Hato Rey, Puerto Rico 00919                     (b)*                (b)*
Charles M. Royce
Quest Management Company
Quest Advisory Corp.
1414 Avenue of the Americas
New York, New York 10019                 486,200(c)            8.99%(c)
Ryback Management Corporation
7711 Carondelet Ave., Ste 700
P.O. Box 16900
St. Louis, Missouri 63105                321,300(d)            5.84%(d)
Capital Research and
Management Company
333 South Hope Street
Los Angeles, California 90071            371,000(e)            6.75%(e)

---------------

(a) As of March 17, 1995, Luis A. Ferre (father of Antonio Luis Ferre and Rosario Ferre), while not directly owning of record any shares of the Company's outstanding Common Stock, had a beneficial interest in 485,247 shares (8.83%) of the Company's outstanding Common Stock through the Luis
     A. Ferre Foundation, Inc., a charitable foundation, respecting which Mr. Ferre, as its President, votes the Company's Common Stock owned of record by the Foundation. In addition, Luis A. Ferre shares voting and investment power regarding 537,174 shares (9.78%) of the Company's outstanding Common Stock held of record by South Management Corporation, which corporation is wholly owned by Papelera Nacional, Inc., which in turn is 100% owned by Sanber Investments S.A. Luis A. Ferre has a 25% ownership interest in Sanber Investments S.A. and shares voting and investment power with Mr. Antonio Luis Ferre and Mrs. Rosario J. Ferre as a result of a contract arrangement dated April 21, 1989 granting said powers to the Board of Directors of South Management Corporation of which Mr. Ferre is a member. (See also final footnote on page 9.)
(b) As of March 17, 1995, Herman Ferre, Jr. (a first cousin of Antonio Luis Ferre and Rosario J. Ferre) owned 94,866 shares (1.73%) of the outstanding Common Stock of the Company. In addition, Herman Ferre, Jr. and his wife and children have a beneficial interest and investment power regarding 537,174 shares (9.78%) of the Company's outstanding Common Stock held of record by Brim Incorporado, which corporation is wholly owned by Papelera Nacional, Inc., a Puerto Rico corporation, which in turn is wholly owned by Sanber Investments S.A. Herman Ferre, Jr. has a 50% ownership interest in Sanber Investments S.A. and has voting and investment power as a result of a contract arrangement dated April 21, 1989 granting said powers to the Board of Directors of Brim Incorporado of which Mr. Ferre is a member. (See also final footnote on page 9.)
(c) Charles M. Royce, a U.S. citizen, Quest Advisory Corp. ("Quest"), a New York corporation, and Quest Management Company ("QMC"), a Connecticut general partnership, as a group, are the beneficial owners of 486,200 shares (8.99%) of the Company's outstanding Common Stock. Mr. Charles M. Royce is deemed to be a controlling person of QMC and Quest. QMC has 25.700 shares (0.47%) of the Company's outstanding Common Stock registered in its name and Quest has 460,500 shares (8.52%) of the Company's outstanding Common Stock registered in its name. Both are registered investment advisers. Quest and QMC have sole dispositive and voting power regarding their respective portions of the Company's outstanding Common Stock.
(d) Ryback Management Corporation ("RMC"), a Missouri corporation, is the beneficial owner of 321,300 shares (5.84%) of the Company's outstanding Common Stock. RMC is a registered investment adviser and one or more of its clients is the legal owner of the Company's outstanding Common Stock registered in the name of RMC. The largest among these holdings is that of Lindner Fund, Inc. RMC holds sole voting control and dispositive power over the shares held by Lindner Fund, Inc. (315,500 shares or 5.74%) and RMC shares voting control and dispositive power over the remaining shares (6,000 shares or 0.10%) registered in its name.
(e) Capital Research and Management Company ("CRMC"), a registered investment adviser and an operating subsidiary of The Capital Group Companies Inc., exercises investment discretion with respect to 371,000 shares (6.75%) of the outstanding Common Stock of the Company, which are owned by various institutional investors. CRMC has no power to direct the voting of the shares but holds sole dispositive power over all shares registered in its name.

  * The shared voting and investment power regarding shares of the Company's Common Stock attributable to Antonio Luis Ferre (described in footnote (d) on page 7), Rosario J. Ferre (described in footnote (c) on page 6), Luis A. Ferre (described in footnote (a) on page 8), and Herman Ferre, Jr. (described in footnote (b) on page 8), by reason of their holdings of Sanber Investments S.A. is based upon a contract arrangement dated April 21, 1989 granting voting and investment powers to the respective Boards of Directors of South Management Corporation and Brim Incorporado. Each of said persons disclaims that he or she is acting as a group with regard to such shared voting and investment power. Sanber Investments S.A., a Panama corporation, has a 100% ownership in Papelera Nacional, Inc., a Puerto Rico corporation, which in turn has a 100% ownership interest in both South Management Corporation, a Puerto Rico corporation which holds of record 537,174 shares (9.78%) of the Company's outstanding Common Stock, and in Brim Incorporado, a Puerto Rico corporation which holds of record 537,174 shares (9.78%) of the Company's outstanding Common Stock.

                             EXECUTIVE COMPENSATION

     Set forth below is the compensation paid by the Company (none is paid by any subsidiary) during each of the last three fiscal years ended December 31, 1994 to its Chairman and Chief Executive Officer and the Company's four other most highly paid executive officers whose aggregate remuneration exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                           --------------------      OTHER ANNUAL
          NAME AND PRINCIPAL POSITION             YEAR      SALARY       BONUS      COMPENSATION(1)
------------------------------------------------  -----    --------     -------     ---------------
Carlos J. Suarez                                   1994    $372,000     $96,000         $18,552
  Chairman, Director                               1993     340,000      87,000          18,443
  and Chief Executive Officer(2)                   1992     310,668      81,000          20,804
Hector del Valle                                   1994     199,080      52,140           9,935
  President and Director(3)                        1993     227,895      47,400          10,056
                                                   1992     166,397      44,400           8,850

Jose J. Suarez                                     1994     192,000      49,500           8,446
  Executive Vice President                         1993     186,385      45,000           8,190
  and Director                                     1992     162,400      42,000           5,754

Jose O. Torres                                     1994     111,950      16,522          12,856
  Vice President of Finance,                       1993     103,683      16,522          12,227
  Secretary and Treasurer                          1992     102,849      15,022          12,268

Rene Di Cristina                                   1994     101,472      20,375          13,408
  Vice President -- Sales                          1993      95,786      19,125          14,348
                                                   1992      91,395      17,875          17,025

---------------

(1) The Company furnished automobiles to its executive officers, including the five individuals named above. Other Annual Compensation reflects cost to the Company of furnishing such automobiles to the listed officers and paying related expenses.
(2) Mr. Suarez retired from his position as Chairman and Chief Executive Officer of the Company as of December 31, 1994, but remained as a Director.
(3) Mr. Del Valle was elected Vice Chairman of the Board of the Company by the Board and, accordingly, vacated his position as President of the Company as of December 31, 1994.

     Named officers received no compensation other than that presented in the Summary Compensation Table included herein. Mr. Hector del Valle received payment in cash equivalent to $42,203 in 1993 for vacation time not taken in prior years. This is a non-recurrent event and has no relation to the Company's salary program. The column of the table marked as "salary" includes cash payments for vacation time not used by the executive.

                               PENSION PLAN TABLE

     The following table illustrates estimated annual benefits payable under the Company's pension plan upon normal retirement to persons with the specified combination of remuneration and years of credited service. Amounts are based on straight life annuities including estimated social security benefits deducted in calculating benefits paid under the plan.

                          YEARS OF CREDITED SERVICE(A)

 HIGHEST FIVE
 YEAR AVERAGE
COMPENSATION(B)       10          15           20           25           30           35           40
---------------     -------     -------     --------     --------     --------     --------     --------
   $  65,000        $ 8,713     $13,070     $ 17,426     $ 22,108     $ 26,790     $ 31,471     $ 36,153
      90,000         12,463      18,695       24,926       31,608       38,290       44,971       51,653
     115,000         16,213      24,320       32,426       41,108       49,790       58,471       67,153
     140,000         19,963      29,945       39,926       50,608       61,290       71,971       82,653
     165,000         23,713      35,570       47,426       60,108       72,790       85,471       98,153
     190,000         27,463      41,195       54,926       69,608       84,290       98,971      113,653
     215,000         31,213      46,820       62,426       79,108       95,790      112,471      129,153
     240,000         34,963      52,445       69,926       88,608      107,290      125,971      144,653
     265,000         38,713      58,070       77,426       98,108      118,790      139,471      160,153
     290,000         42,463      63,695       84,926      107,608      130,290      152,971      175,653
     315,000         46,213      69,320       92,426      117,108      141,790      166,471      191,153
     340,000         49,963      74,945       99,926      126,608      153,290      179,971      206,653
     365,000         53,713      80,570      107,426      136,108      164,790      193,471      222,153
     390,000         57,463      86,195      114,926      145,608      176,290      206,971      237,653

---------------

(a) As of December 31, 1994, Carlos J. Suarez had 42 years of credited service and $384,000 annual remuneration covered by the plan and was entitled to a yearly pension benefit of $207,000 at the retirement age of 70; Hector del Valle, 37 years and $208,560 (entitled to a yearly pension benefit of $139,870 at normal retirement age); Jose J. Suarez, 35 years and $198,000 (entitled to a yearly pension benefit of $120,625 at normal retirement age); Jose O. Torres, 17 years and $111,300 (entitled to a yearly pension benefit of $51,367 at normal retirement age) and Rene Di Cristina, 11 years and $97,800 (entitled to a yearly pension benefit of $40,478 at normal retirement age). All estimated pension benefit information assumes present average salary up until retirement at age 65, except information for Mr. Carlos J. Suarez, who retired at age 70.
(b) A participant's pension is based upon such participant's "pensionable earnings." Pensionable earnings are computed by annualizing the average monthly eligible compensation received by the participant from the Company during the 60-month period in which the participant received his highest eligible compensation. Eligible compensation is equal to "Salary" as reported in the "Summary Compensation Table" not including bonuses (reported separately in such table as "Bonus") or overtime payments, if any.

     The Company's pension plan covers all salaried employees of the Company who are not subject to the terms of a union contract and who complete at least 1,000 hours of service with the Company during the 12-month period beginning with the date of employment or during any subsequent calendar year.

     Effective January 1, 1994, the Company amended its pension plan to modify the benefit formula for determining an active participant's basic benefit. The new formula produces a benefit at normal retirement age equal to 1.1% of the participant's average monthly compensation up to "Covered Compensation" and 1.5% of average monthly earnings in excess of "Covered Compensation" multiplied by the first 20 years of "Credited Service," plus 1.2% of average monthly compensation up to Covered Compensation and 1.6% of average monthly earnings in excess of "Covered Compensation," multiplied by "Credited Service" in excess of 20 years. "Covered Compensation" is as defined in Section 401(1)(5)(E) of the United States Internal Revenue Code of 1986, as amended. For unmarried retired participants the normal retirement benefit is paid in the form of a monthly straight life annuity commencing at retirement. For married retired participants the normal retirement benefit generally is an actuarially adjusted monthly joint and surviving spouse annuity commencing at retirement and continuing for the participant's life with 50% of such benefit continuing for the life of the participant's surviving spouse, if any. "Average monthly compensation" under the plan is the highest average monthly base salary (including commissions, but excluding bonuses, overtime and other payments that are not predetermined) during any five consecutive years in the ten-year period immediately preceding the participant's actual retirement date. The minimum monthly retirement benefit for participants who were participants in the plan on December 31, 1975 is not less than the sum of (a) 1.2% of average monthly compensation for each of the first 10 years of credited service plus (b) 1.5% of such compensation for each year of credited service prior to age 65 in excess of 10, with the maximum benefit equal to 72% of average monthly compensation after 40 years of credited service. In computing the minimum retirement benefit, compensation is assumed to remain unchanged since December 31, 1975. Effective August 1, 1986, any participant retiring under the plan shall receive monthly benefits of not less than $5.00 for each year of credited service. In addition to annual retirement benefits, the plan provides benefits for disability, death and other terminations of employment after 10 years of credited service. Early retirement is provided, with unreduced benefits, for participants who are at least 55 years of age and whose age plus years of service equal at least 85, and, with reduced benefits, for participants who are at least 60 years of age with at least 10 years of service.

                          EXECUTIVE SEPARATION POLICY

     The Company has entered into separate agreements with 27 members of management including Messrs. Antonio Luis Ferre, Carlos J. Suarez, Hector del Valle, Jose J. Suarez, Miguel A. Nazario, Antonio Luis Ferre Rangel, Jose O. Torres and Rene Di Cristina. Nineteen contracts were ratified by the Company's Board of Directors at its meeting on August 24, 1988 and eight of these contracts were ratified by the Board of Directors at its meeting of October 26, 1994. All contracts, among other things, grant an amount equal to two and a half times compensation based on average salary plus bonus during the three years prior to the date of a takeover or change in control of the ownership of the Company. Benefits payable under the contracts are triggered if, as a result of a change in control, these executives are (1) laid off or forced to resign or (2) unable to function in the position held prior to the change in control. A change in control is generally defined as a third party acquisition of the Company's shares representing 20% or more of the total number which may be cast for the election of directors.

                         COMPENSATION COMMITTEE REPORT

     The purpose of the following Compensation Committee Report is to inform shareholders of the Compensation Committee's compensation policies for executive officers and the rationale for compensation paid to the Chief Executive Officer ("CEO"). This report is submitted by the Compensation Committee for 1994. During 1994, the Compensation Committee consisted of three outside directors of the Company. The Compensation Committee's overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of, compensation policies. The Compensation Committee presents its decisions to the Board of Directors for approval.

  Compensation Philosophy

     The compensation program followed by the Company is based on the achievement of business objectives. The Company's primary business objective is to maximize shareholder value. To achieve this objective, the compensation program is designed to relate pay to performance. Expected corporate and individual performance goals are established by the Board of Directors at the beginning of each fiscal year. The program also strives to attract, retain, and reward executives who contribute to the overall success of the Company. Each program element, therefore, is intended to target compensation levels that are at the median of a comparative market. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

  Competitive Pay

     Competitive market data is provided by an independent compensation consultant, Hewitt Associates Caribe Inc. The data provided compares Company compensation practices to the compensation practices of a group of comparable companies. The Company's market for compensation comparison purposes is comprised of a group of companies who tend to have similar philosophies, sales volumes, and operations in Puerto Rico or multinationally. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes. The companies chosen for comparison are not in all cases the same companies which comprise the Peer Group in the Performance Graph included on page 15. The Compensation Committee believes that the Company's most direct competitors for executive talent are not the same companies that would be included in a peer group established for comparing shareholder returns.

     With respect to the base salary granted to Mr. Carlos J. Suarez (Chairman and CEO) in 1994, the Compensation Committee took into account a comparison of base salaries of chief executive officers of local peer companies, the Company's success in meeting its return on equity goals in 1994, the performance of the Company's Common Stock and the assessment by the Compensation Committee of Mr. Suarez' individual performance. The Compensation Committee also took into account the years of Mr. Suarez' service to the Company and its firm belief that Mr. Carlos J. Suarez has an established reputation in the cement industry because of his knowledge and experience in the field and is an excellent representative of the Company to the public by virtue of his stature in the industry and in the community. Mr. Suarez was granted a base salary of $372,000 for 1994, an increase of 9.4% over his $340,000 base salary for 1993.

     The key elements of the Company's executive compensation are base salary and annual incentives. In determining compensation, all elements of an executive's total compensation package, including pension plans, insurance, and other benefits are considered.

COMPENSATION VEHICLES

  Salary

     The Compensation Committee regularly reviews each executive's base salary. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience and breadth of knowledge, as well as external pay practices. Increases to base salaries are driven primarily by corporate and individual performances.

     Base salaries are targeted at the median of the comparative market. The comparative market is determined by an objective evaluation of compensation provided in similar positions in a selected group of peer companies competing in the local job market. This comparison, which includes local companies in the same and other industries, is performed on a regular basis by outside personnel consultants hired for this purpose by the Company. Salaries paid can be adjusted above or below the median based on individual and corporate performances plus other factors such as experience in the position. Corporate and individual performance factors are equally weighted in determining base salaries. Corporate performance measures include return on shareholder's equity, Company performance against budget, and performance comparisons with peer group cement companies. In 1994, the Company's target for return on shareholder's equity was met, the Company's net income before extraordinary items exceeded budgeted amounts by 38.9%, and the Company's performance goals in comparison to peer group cement companies were met.

  Annual Cash Bonus

     All employees are eligible for an annual cash bonus. For executives, this bonus is based on the achievement of pre-established annual corporate and individual performance goals. This bonus opportunity promotes the Company's pay-for-performance philosophy. Bonus opportunities are based on a percentage of base salary. Target bonus opportunities are set at the median of the comparative market according to position.

     Corporate goals are based on total return on shareholder's equity, Company performance against budget and performance comparisons with peer group cement companies for the year. Individual performance is also taken into account. Corporate and individual performance factors are equally weighted in determining bonuses. Local laws provide for a minimum bonus to be paid to all employees; this bonus is enhanced when predetermined thresholds for corporate performance are met.

     The total appropriation for the bonus is approved by the Board of Directors each year, based on the level of achievement of these goals. In 1994, corporate goals were achieved or exceeded, and all of the named executive officers received bonuses.

     On an occasional basis, the Compensation Committee recommends to the Board special bonuses for extraordinary achievement of specific objectives. These special bonuses are of a non-recurrent nature. No special bonuses were awarded in the last fiscal year.

     In 1994, Mr. Suarez's annual bonus payment represented the level of achievement of pre-specified financial and operational goals. Achievement was measured in terms of total return on shareholder's equity, performance against budget and other specific performance goals. Major predetermined goals exceeded were: 1994 net income before extraordinary items exceeded budgeted amounts by 38.9%; the Company continued the modernization of its finishing cement mills and the project was on schedule and within budget by year end 1994; and certain objectives regarding market share and sales were exceeded during 1994. Objectives regarding return to shareholders were met during 1994. Based on these factors and the Company's performance in its product markets, Mr. Suarez's annual bonus payment was increased by 10% as compared to 1993.

Compensation Committee
         Jorge L. Fuentes, President
         Alberto M. Paracchini
         Hector Puig Ramirez

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG PUERTO RICAN CEMENT COMPANY, INC.,
              STANDARD AND POOR'S INDUSTRIALS INDEX AND PEER GROUP

     Set forth below is a performance graph which was prepared with the aid of independent consultant Standard & Poor's Compustat Services Inc. It assumes a $100 investment in January 1, 1989 and includes total return to shareholders assuming reinvestment of dividends on a monthly basis over a five-year period using 1989 as base year. Returns were based on a published industrial index and on the weighting of results at the beginning of each year between industry peer group members excluding the Company. Industry Peer Group members consist of seven major companies in the cement or related industries publicly listed on a national stock exchange in the U.S. with the same or similar business products as the Company. The companies included are: Calmat Co., Florida Rock Industries, Giant Group LTD, Lafarge Corp., Southdown Inc., Texas Industries Inc., and Vulcan Materials Co. Holnam Inc., included in the 1993 comparison, was privatized in 1994 and dropped from public listings and from the peer group comparison. Results were weighted according to market capitalization. The stock price performance on the graph below is not necessarily indicative of future price performance.

                              [Camera Ready Copy]


                                             Indexed returns
                                               Years Ending
                               Dec 89  Dec 90   Dec 91  Dec 92  Dec 93  Dec 94
                               ------  ------   ------  ------  ------  ------
S&P Industrials Index           100     99.11   129.59  136.98  149.35  155.05
Puerto Rican Cement Co Inc      100     84.36   122.81  159.76  160.56  188.13
Peer Group                      100     70.93    78.37   94.35  116.20  106.83

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the Compensation Committee consisted of the following non-employee directors of the Company: Jorge L. Fuentes, Alberto Paracchini and Hector Puig Ramirez. Mr. Paracchini is a Vice Chairman of the Board of the Company.

     During 1987, the Company entered into a loan agreement with Banco Popular de Puerto Rico, a commercial bank, of which Messrs. Antonio Luis Ferre, Alberto
M. Paracchini, Esteban D. Bird and Juan A. Albors are directors, pursuant to which such bank agreed to provide the Company interim (convertible to long-term) financing until September 30, 1990 up to an aggregate principal amount of $10 million. The proceeds of the loan were used to convert certain of the Company's equipment to a process of cement production that is more cost-effective and efficient. This loan was converted into a term loan of $10 million to be repaid over a period of seven years in equal quarterly installments, plus accrued interest at an annual rate of 7%, commencing on December 31, 1990. As of December 31, 1994, the outstanding balance under this financing was $3,928,571.

     As of December 31, 1994, the Company had available from Banco Popular de Puerto Rico lines of credit of $4,000,000 for unsecured short term borrowings and/or discounting customers' trade paper. A wholly-owned subsidiary of the Company, Florida Lime Corporation, had available a line of credit of $600,000 from such bank as of December 31, 1994 for unsecured short-term borrowings. At such date, the Company and such subsidiary had an aggregate of $620,000 in outstanding borrowings under these lines of credit. During 1993, such bank granted the Company a $6,000,000 term loan for working capital purposes payable over a five-year period at a fixed interest rate of 6.25% per annum and approved a construction loan term facility of $8,000,000 at a fixed rate of 6.25% per annum. In 1994, the Company obtained from such bank a $7,000,000 term loan for working capital purposes payable over a five-year period at a fixed interest rate of 7.30% per annum.

     During 1994, the Company sold its products, in the normal course of business, for the aggregate amount of $234,376, to Ferreterias Puig, Inc., a Puerto Rico corporation of which Mr. Hector Puig Ramirez is President.

     During 1994, the Company sold its products for the aggregate amount of $432,484 in the normal course of business to Fuentes Concrete Pile, Inc., a Puerto Rico corporation of which Mr. Jorge L. Fuentes is Chairman of the Board of Directors, Chief Executive Officer and a Director. Gabriel Fuentes, Jr. Construction, of which Mr. Fuentes is Chairman of the Board and Chief Executive Officer, during 1994 received payments in the aggregate amount of $51,632 in the normal course of business for construction work related to foundations in the Company's cement plant.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

     The following briefly summarizes certain transactions with the Company and certain transactions relating to the officers or directors of the Company. Transactions relating to Compensation Committee members are included under "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."

     As of December 31, 1994, the Company had available from Scotia Bank de Puerto Rico, a commercial bank of which Mr. Jose J. Suarez is a Director, a line of credit of $4,000,000 for unsecured short-term borrowings. In 1993, the bank approved a construction loan term facility of $16,000,000, which was reduced to $8,000,000 in 1994, at a rate based on 100 basis points over the bank's funding costs on which advances totalled $5,696,402 with an actual rate of 7.00% per annum as of December 31, 1994. During 1994, such bank approved a $3,000,000 term loan for working capital purposes payable over a five-year period at a fixed interest rate of 7.35% per annum.

     During 1994, Diesel del Sur, Inc., a Puerto Rico corporation and dealership, sold motor parts and provided services in the normal course of business to the Company in the aggregate amount of $1,029,490. The children of Mr. Carlos J. Suarez are majority stockholders of, and one son Carlos J. Suarez, Jr., is President of, Diesel del Sur, Inc.

     Mr. Antonio Luis Ferre, a Director and Vice Chairman of the Board of the Company until December 31, 1994, received during 1994 the aggregate amount of $115,000 in consulting fees for work performed for the Company under a consulting contract. The consulting fees were earned for services performed as a consultant in the management of the daily operations of the Company and were paid in addition to directors' fees received by Mr. Ferre as a retainer and for his attendance at Board meetings. The terms of such contract and consulting fees paid pursuant thereto are competitive with the terms of and fees paid pursuant to contracts for similar services entered into by the Company with outside parties. At the Board meeting of December 21, 1994, Mr. Ferre was elected Chairman of the Board of the Company effective January 1, 1995. In accordance with his new duties, the Board revised the terms of his consulting contract to, among other things, increase his annual consulting fees to $200,000 per annum, commencing January 1, 1995.

     Dominguez and Totti law offices ("D&T"), of which Mr. Daniel R. Dominguez was previously a senior partner, have performed legal work for the Company as corporate general counsel and in labor law since 1970. At its meeting of June 24, 1992, the Board of Directors named Mr. Daniel R. Dominguez Secretary of the Company. Mr. Dominguez, subsequent to his nomination as a Federal Judge, terminated his membership in the law offices and resigned from his position as Secretary of the Company at the Board of Directors meeting held in October 1994. Legal fees for the year 1994 paid to D&T amounted to $145,962. The terms of such legal fees are competitive with the fees paid by the Company pursuant to contracts for similar services entered into with other outside parties.

     Venegas Construction Corporation ("VCC"), a Puerto Rico corporation of which Mr. Emilio J. Venegas is Secretary, billed a total of $714,817 to the Company during 1994 primarily for construction work performed at the Company's Ponce cement plant related to the completion of the Company's finishing mills conversion project. The contract for the construction work was awarded based on competitive bids and amounts charged are competitive with amounts that would have been charged for similar work by outsiders.

                   DATE OF RECEIPT OF STOCKHOLDERS' PROPOSALS

     Stockholders who intend to present proposals at the 1996 annual meeting of stockholders must submit their proposals to the Company on or before November 30, 1995.

                                DIRECTORS' FEES

     Standard remuneration for directors not employed by the Company is a $2,500 quarterly retainer fee and $1,000 for each Board or committee meeting attended. In addition, the Company pays yearly premiums of approximately $612 on behalf of each outside director in connection with group life and accident insurance coverage. The Company paid approximately $3,739 during the fiscal year as interest for accumulated deferred compensation for one director and compensates two directors an additional $50 per meeting for costs associated with traveling from outside the San Juan metropolitan area.

                                 OTHER MATTERS

     The Board of Directors of the Company has, among others, the following committees: an Audit Committee composed during 1994 of outside directors Messrs. Esteban D. Bird, Federico F. Sanchez and Emilio J. Venegas; a Compensation Committee composed during 1994 of outside directors Messrs. Hector Puig Ramirez, Alberto M. Paracchini and Jorge L. Fuentes and a Nominating Committee composed during 1994 of outside directors Messrs. Wallace Gonzalez Oliver, Jorge L. Fuentes, Antonio Luis Ferre and Federico F. Sanchez.

     The Audit Committee makes recommendations for the appointment of independent auditors and, in conjunction with such auditors, makes recommendations to the Board of Directors concerning the Company's internal accounting controls and operating procedures, including the review and approval of internal audit programs.

     The Compensation Committee evaluates and makes recommendations to the Board of Directors regarding the remuneration of directors, officers and salaried employees. The policies and mission of the Compensation Committee are set forth in the "Compensation Committee Report" found on pages 12-14.

     The Nominating Committee evaluates and makes recommendations to the Board of Directors on nominees for directors as vacancies arise.

     During 1994, the Board of Directors met 12 times, the Nominating Committee met 2 times, the Audit Committee met 3 times and the Compensation Committee met 3 times. Each director, except for Mr. Hector Puig, attended at least 75% of the aggregate meetings of the Board and each committee thereof of which such director was a member.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended December 31, 1994, all
Section 16(a) filing requirements applicable to the Company were complied with.

     The Board of Directors again selected Price Waterhouse, certified public accountants, to audit the accounts of the Company for the year 1994. A representative of Price Waterhouse is expected to be present at the annual meeting of stockholders and available to answer stockholders' questions and, if he so desires, to make a statement. The audit services performed for the Company included the examination of the annual financial statements and financial information contained in the Company's report on Form 10-K filed with the Securities and Exchange Commission, in addition to consultation from time to time with officers of the Company in connection with various accounting methods and procedures.

     The Board of Directors does not intend to bring any other business before the annual meeting, nor is it aware that anyone else intends to do so. However, should any other business come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote as proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Jose O. Torres
                                          Secretary

                                                                     APPENDIX A

                       PUERTO RICAN CEMENT COMPANY, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 3, 1995

The undersigned stockholder of PUERTO RICAN CEMENT COMPANY, INC. (the "Company") hereby appoints RENE DI CRISTINA, ANGEL AMARAL, and JOSE A. COSTA, and each of them, proxies of the undersigned, each with power of substitution, to vote as designated below all shares of common stock of the Company held of record by the undersigned on March 17, 1995 at the annual meeting of stockholders to be held at the offices of the Company, Amelia Industrial Park, Guaynabo, Puerto Rico, on May 3, 1995 at 10:00 o'clock A.M., Atlantic Standard Time, and at any adjournment thereof, with all powers the undersigned would possess if personally present.

The Board of Directors recommends a vote FOR proposal 1.

1. / / FOR the election of all nominees for Class II Director listed below (except as marked to the contrary below).

   / / WITHHOLD all votes for the election of all nominees for Class II director listed below.

Rosario J. Ferre, Esteban D. Bird, Federico F. Sanchez, Jorge L. Fuentes, Juan
A. Albors and Federico M. Stubbe

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).

--------------------------------------------------------------------------------

In their discretion, the proxies are authorized to vote upon such other business as may lawfully come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION TO VOTE IS MADE DIRECTLY BY A BENEFICIAL HOLDER, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

 PLEASE SIGN AND DATE WHERE INDICATED BELOW AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
                              NO POSTAGE REQUIRED.

The undersigned hereby acknowledges receipt of the Annual Report for 1994, the Notice of Annual Meeting of Stockholders and the Proxy Statement relating to said Annual Meeting, and hereby revokes any proxy or proxies heretofore given in respect of the same shares of stock.

                                                 Signature should agree with
                                                 name on stock certificate. When
                                                 shares are held by joint
                                                 tenants, both should sign. When
                                                 signing as attorney, as
                                                 executor, administrator,
                                                 trustee or guardian, please
                                                 give full title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.

                                                 -------------------------------
                                                    Signature of Stockholder

                                                 -------------------------------
                                                    Signature if held jointly

                                                 Dated
                                                                            1995
                                                 --------------------------,



  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.